Exhibit 99.1

RECOMMENDATION TO REJECT THE UNSOLICITED MINI-TENDER OFFER TO SELL YOUR SHARES OF COLE CREDIT PROPERTY TRUST IV, INC. TO MACKENZIE REALTY CAPITAL

October 16, 2017

If you are considering selling your shares in Cole Credit Property Trust IV, Inc. (the “Company”) to MacKenzie Realty Capital, Inc. (“MacKenzie”), please read all of the information below.

Dear Stockholder:

The Company’s board of directors (the “Board”) has reviewed the terms of the unsolicited mini-tender offer from MacKenzie to purchase up to 1,000,000 shares of the Company’s common stock at a price equal to $6.01 per share (the “Offer”). Based on that review, the Board unanimously recommends that you reject this unsolicited Offer and not tender your shares of stock.

To decline the Offer, simply ignore it. You do not need to respond to any materials you receive from MacKenzie.

The Board’s recommendation is based on several factors, including:

•
The Offer price of $6.01 per share is $4.07 less than $10.08, which was the most recent estimated per share net asset value (“NAV”) established by the Board, as of December 31, 2016. This translates to a discount of 40% to the current NAV.

•
In establishing the current estimated per share NAV, the Board took into consideration appraisals of the Company’s real estate assets performed by Duff & Phelps LLC, an independent valuation firm, in accordance with the valuation guidelines previously established by the Board. MacKenzie states that it has not made an independent appraisal of the Company’s shares or its properties, and is not qualified to appraise real estate.

•
As disclosed in the Company’s Quarterly Report on Form 10-Q, during the six months ended June 30, 2017, 28% of all shares subject to investor redemption requests were repurchased by the Company pursuant to its share redemption program, with requests honored on a pro rata basis up to the limits provided for under the terms of the program. No fees or commissions are charged in connection with repurchases made under the share redemption program, and shares are repurchased at the most recent estimated per share NAV, currently $10.08.

•
According to MacKenzie’s website, its “core strategy” is to purchase securities “at significant discounts to estimated net asset value” and “invest at prices we estimate to be significantly below current market value of the underlying asset.” MacKenzie has acknowledged that the Offer is made with a “view of making a profit” and, in establishing the purchase price of $6.01 per share, it is motivated to establish the lowest price which might be acceptable to stockholders, consistent with MacKenzie’s objectives.

•
This current Offer reflects MacKenzie’s second unsolicited mini-tender offer for the Company’s shares of common stock in 2017. In April 2017, MacKenzie offered to purchase up to 1,000,000 shares of the Company’s common stock at a price equal to $5.62 per share. MacKenzie has acknowledged that it may acquire additional shares of the Company’s common stock after the current Offer closes and such acquisitions may be at prices that differ from the current Offer.

•	MacKenzie states that it has applied a discount to the estimated per share NAV with the intention of making a profit.

•
The Company currently pays monthly distributions at an annualized rate of $0.625 per share, which equates to an annualized yield equal to 6.20% per share based on the most recent estimated per share NAV. Although the Board cannot provide a guarantee that the Company will maintain its rate of distributions in the future, if you sell, you will no longer receive monthly distributions or otherwise have any rights with respect to the shares that you sell, including any appreciation in the value of the common stock.

•	None of the Company’s directors, executive officers, subsidiaries or other affiliates who hold shares intend to tender shares of stock to MacKenzie.

Please be aware that MacKenzie is not affiliated in any way with the Company or its sponsor, Cole Capital. We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure and procedural safeguards adopted by the Securities and Exchange Commission (the “SEC”) for the protection of investors. The SEC has cautioned investors about these kinds of offers in an investor alert, as they are often made in an attempt to profit at investors’ expense. The SEC noted that these offers “have been increasingly used to catch investors off guard.” To read more about the risks of “mini-tender” offers, please review the alert on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

The Company encourages you to follow the Board’s recommendation and not tender your shares to MacKenzie. If you do tender your shares to MacKenzie, you may withdraw your tender before the expiration of the offer by sending a written or facsimile notice to MacKenzie.

Each stockholder must individually evaluate whether to tender his, her or its shares. The Board suggests stockholders carefully consider all the factors discussed in the Offer materials before deciding to participate. Please consult with your financial or tax advisor when considering the Offer.

Please be assured that your personal information continues to be held in the same confidence we maintain in all interactions with our stockholders. MacKenzie does not currently have access to ANY of your personal information or account information and will not unless you tender your shares.

We have filed a Current Report on Form 8-K with the SEC in response to the Offer, which is available free of charge on the SEC’s website at http://www.sec.gov. If you have any questions related to the Offer or need further information about your options, please contact your financial advisor or the Cole Capital Client Services team at (866) 907-2653.

Thomas W. Roberts	T. Patrick Duncan
Chief Executive Officer and President	Chairman of the Board of Directors
Cole Credit Property Trust IV, Inc.	Cole Credit Property Trust IV, Inc.

Certain statements contained herein, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the methodology and assumptions used in determining the most recent estimated per share NAV of the Company’s common stock, the Company’s ability to continue to pay monthly distributions at the same rate or at all, and the Company’s current use of the most recent estimated per share NAV of $10.08 to repurchase shares under the share redemption program. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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